Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

farand pawlak, CPA
DIRECTOR, INVESTOR RELATIONS
fpawlak@masonite.com
813.371.5839

Masonite International Corporation Reports 2019 Third Quarter Financial Results

(Tampa, FL, November 4, 2019) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three and nine months ended September 29, 2019.

Executive Summary - 3Q19 versus 3Q18
•Net sales decreased 1% to $552 million versus $557 million. Excluding the impact of foreign exchange, net sales were approximately flat.
•Net income attributable to Masonite was $15 million compared to $25 million and diluted earnings per share decreased to $0.59 from $0.89. Net income includes charges of $12 million related to debt extinguishment costs and our previously announced restructuring.
•Adjusted earnings per share* increased to $1.08 from $1.03. Adjusted earnings per share* excludes charges of $0.49 related to debt extinguishment costs and our previously announced restructuring.
•Adjusted EBITDA* increased 7% to $76 million versus $71 million.
•Repurchased 194,927 shares of Masonite stock in the third quarter for approximately $10 million.

“I am pleased that we delivered our third consecutive quarter of year-on-year adjusted EBITDA growth and margin expansion, despite continued soft end markets. Higher average unit price, along with continued factory productivity improvements, has helped offset higher operational expenses, including those related to our ongoing footprint rationalization,” said Howard Heckes, President and CEO. “Our consistent execution on Masonite's strategic initiatives is only possible because of the hard work and dedication of the entire team."
* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

masonite.com

Third Quarter 2019 Discussion
Net sales decreased 1% to $552 million in the third quarter of 2019, from $557 million in the comparable period of 2018. The decrease in net sales was the result of a 4% decrease in base volume, a 1% decrease due to foreign exchange and a 1% decrease in the sale of components and other products. These factors were largely offset by a 5% increase in average unit price (AUP).
•North American Residential net sales were $374 million, a 2% increase compared to the third quarter of 2018, due to a 4% increase in AUP and a 3% increase in volumes from acquisitions. The increases were partially offset by a 5% decrease in base volume.
•Europe net sales were $76 million, an approximately 17% decrease compared to the third quarter of 2018, reflecting a 12% decrease due to the first quarter divestiture of non-core businesses, a 4% decrease in base volume and a 4% decrease due to foreign exchange. The declines were partially offset by positive AUP of 4%.
•Architectural net sales were $97 million, a 5% increase compared to the third quarter of 2018, due to a 7% increase in AUP. The increase was partially offset by a 1% decline in base volume and a 1% decrease in the sale of components and other products.

Total company gross profit increased 13% to $126 million in the third quarter of 2019 compared to $111 million in the third quarter of 2018. Gross profit margin increased 280 basis points to 22.7%, driven by higher AUP and operational productivity, partially offset by the impact of lower volume and higher materials costs due to tariffs.

Selling, general and administrative expenses (SG&A) of $78 million increased $13 million, or 20%, compared to the third quarter of 2018. The increase in SG&A was driven by personnel costs, due principally to higher incentive compensation, and additional costs from acquisitions. SG&A as a percentage of net sales was 14.0%, a 240 basis point increase compared to the third quarter of 2018.

Net income attributable to Masonite decreased $10 million to $15 million in the third quarter of 2019 due to debt extinguishment costs, higher SG&A expenses, as discussed above, and costs related to previously announced restructuring activities. Debt extinguishment and previously announced restructuring costs totaled $17 million pre-tax in the third quarter. Adjusted EBITDA* increased 7% to $76 million in the third quarter of 2019 from $71 million in the third quarter of 2018.

Diluted earnings per share were $0.59 in the third quarter of 2019 compared to $0.89 in the comparable 2018 period. Adjusted diluted earnings per share* were $1.08 in the third quarter of 2019 compared to $1.03 in the comparable 2018 period. Adjusted diluted earnings per share excludes a loss of $12 million related to debt extinguishment costs and restructuring.

Masonite repurchased 194,927 shares of stock in the third quarter for $10 million, at an average price of $49.76.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Year to Date 2019 Discussion
Net sales of $1,645 million in the first nine months were approximately flat compared to $1,642 million in the comparable period of 2018. Net sales benefited from a 5% increase in AUP and a 2% increase in volumes from acquisitions, net of dispositions, and were offset by a 5% decrease in base volumes, a 1% decrease due to foreign exchange and a less than 1% decrease in the sale of components and other products.

•North American Residential net sales were $1,107 million, approximately flat compared to the first nine months of 2018. Net sales benefited from a 6% increase in AUP and a 3% increase in volumes from acquisitions and were offset by an 8% decrease in base volumes and a 1% impact from foreign exchange.
•Europe net sales were $241 million, an approximately 14% decrease compared to the first nine months of 2018, driven by an 8% reduction from acquisitions and divestitures, a 5% decrease due to foreign exchange, a 2% decrease in base volume and a 1% decrease in the sale of components and other products. Partially offsetting these declines was a 3% increase in AUP.
•Architectural net sales were $279 million, a 16% increase compared to the first nine months of 2018, due to a 10% increase from our Graham and Maiman acquisition, a 6% increase in AUP and a 1% increase in base volumes. The increases were offset by a less than 1% decrease due to foreign exchange.

Total company gross profit increased 8% to $367 million in the first nine months of 2019, compared to $340 million in the comparable period of 2018. Gross profit margin increased 160 basis points to 22.3%, due to higher AUP and improved operational performance, partially offset by lower volume, and higher inflation on raw materials, including tariffs, and manufacturing wages and benefits.

SG&A of $234 million increased $29 million compared to the first nine months of 2018. The increase in SG&A was driven by higher personnel costs, including incentive compensation, additional costs from acquisitions, including resources to facilitate integration, and non-cash expenses, including higher depreciation and amortization and losses related to the divestiture of a non-core business. SG&A as a percentage of net sales was 14.2%, a 170 basis point increase from the first nine months of 2018.

Net income attributable to Masonite decreased $37 million to $43 million in the first nine months of 2019 due to costs related to restructuring and divestiture of non-core businesses, debt extinguishment costs, as well as higher SG&A expenses, as discussed above. Adjusted EBITDA* increased $11 million to $221 million in the first nine months of 2019.

Diluted earnings per share were $1.68 in the first nine months of 2019 compared to $2.85 in the comparable 2018 period. Adjusted diluted earnings per share* were $2.97 in the first nine months of 2019 compared to $2.99 in the comparable 2018 period. Adjusted diluted earnings per share excludes the $33 million charge related to restructuring and divestiture of non-core businesses and debt extinguishment costs.

Masonite repurchased 1,148,815 shares of stock in the first nine months of 2019 for $58 million, at an average price of $50.82.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

2019 Outlook
The full-year 2019 outlook remains consistent with the update provided on our second quarter earnings call. That outlook included net sales growth in the range of zero to two percent, Adjusted EBITDA* of $275 million to $295 million and diluted adjusted earnings per share* of $3.30 to $3.90.

A quantitative reconciliation of Adjusted EBITDA* and diluted adjusted earnings per share* outlook to the corresponding GAAP information is not provided because the GAAP measures that are excluded from Adjusted EBITDA* outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on November 5, 2019. The live audio webcast will begin at 9:00 a.m. ET and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q3'19 Earnings Webcast.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).

A telephone replay will be available approximately one hour following completion of the call through November 19, 2019. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13695345.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 9,000 customers in 64 countries. Additional information about Masonite can be found at www.masonite.com.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of, and the effects of, our restructuring and strategic initiatives. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of customer concentration and consolidation; new tariffs and evolving trade policy between the United States and other countries, including China; increases in prices of raw materials and fuel; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including anticipating demand for our products, managing disruptions in our operations, managing manufacturing realignments (including related restructuring charges), managing customer credit risk and successful integration of acquisitions; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our ABL Facility; political, economic and other risks that arise from operating a multinational business; uncertainty relating to the United Kingdom's anticipated exit from the European Union; fluctuating exchange and interest rates; our ability to innovate and keep pace with technological developments; product liability claims and product recalls; retention of key management personnel; environmental and other government regulations, including the FCPA, and any changes in such regulations; and limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income (loss) attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2023 and 2026 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment transfers are negotiated on an arm’s length basis, using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

The tables below set forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated. We are not providing a quantitative reconciliation of our Adjusted EBITDA outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Adjusted EBITDA outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). In the fourth quarter of 2018, we changed the definition of Adjusted EPS to exclude restructuring charges and related tax impacts. This change had no impact to Adjusted EPS for the three months or the nine months ended September 29, 2018. Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
Third quarter 2018 net sales	$368.3	$91.2	$92.1	$5.6	$557.1
Acquisition volume	11.7	(10.9)	(0.1)	—	0.7	0.1%
Base volume	(19.4)	(3.9)	(0.7)	(0.2)	(24.2)	(4.3)%
Average unit price	16.3	3.6	6.4	—	26.3	4.7%
Components and other	(2.1)	(0.1)	(1.1)	0.4	(2.8)	(0.5)%
Foreign exchange	(0.9)	(3.9)	(0.1)	—	(4.9)	(0.9)%
Third quarter 2019 net sales	$373.9	$76.0	$96.5	$5.8	$552.2
Year over year growth, net sales	1.5%	(16.7)%	4.8%	3.6%	(0.9)%

Third quarter 2018 Adjusted EBITDA	$53.4	$10.7	$11.2	$(4.6)	$70.8
Third quarter 2019 Adjusted EBITDA	61.5	10.6	13.9	(10.3)	75.8
Year over year growth, Adjusted EBITDA	15.2%	(0.9)%	24.1%	nm	7.1%

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
Year to date 2018 net sales	$1,105.8	$279.1	$240.5	$16.3	$1,641.8
Acquisition volume	35.2	(22.6)	24.2	—	36.8	2.2%
Base volume	(85.6)	(6.3)	2.2	(0.1)	(89.8)	(5.5)%
Average unit price	64.5	8.1	13.3	—	85.9	5.2%
Components and other	(6.0)	(2.4)	—	1.6	(6.9)	(0.4)%
Foreign exchange	(6.7)	(14.7)	(0.9)	(0.1)	(22.4)	(1.4)%
Year to date 2019 net sales	$1,107.2	$241.2	$279.3	$17.7	$1,645.4
Year over year growth, net sales	0.1%	(13.6)%	16.1%	8.6%	0.2%

Year to date 2018 Adjusted EBITDA	$162.8	$34.3	$30.9	$(17.5)	$210.5
Year to date 2019 Adjusted EBITDA	178.6	34.1	34.3	(25.9)	221.1
Year over year growth, Adjusted EBITDA	9.7%	(0.6)%	11.0%	nm	5.0%

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Net sales	$552,192	$557,148	$1,645,446	$1,641,753
Cost of goods sold	426,588	446,306	1,278,808	1,301,808
Gross profit	125,604	110,842	366,638	339,945
Gross profit as a % of net sales	22.7%	19.9%	22.3%	20.7%

Selling, general and administration expenses	77,573	64,530	233,815	204,592
Selling, general and administration expenses as a % of net sales	14.0%	11.6%	14.2%	12.5%

Restructuring costs	1,994	—	7,095	—
Asset impairment	—	—	13,767	—
Loss on disposal of subsidiaries	—	—	4,605	—
Operating income	46,037	46,312	107,356	135,353
Interest expense, net	11,909	10,151	34,393	27,981
Loss on extinguishment of debt	14,523	5,414	14,523	5,414
Other income, net of expense	(824)	(948)	(2,410)	(1,809)
Income before income tax expense	20,429	31,695	60,850	103,767
Income tax expense	4,334	6,151	14,685	20,746
Net income	16,095	25,544	46,165	83,021
Less: net income attributable to non-controlling interests	1,126	748	3,165	2,658
Net income attributable to Masonite	$14,969	$24,796	$43,000	$80,363

Basic earnings per common share attributable to Masonite	$0.60	$0.90	$1.71	$2.90
Diluted earnings per common share attributable to Masonite	$0.59	$0.89	$1.68	$2.85

Shares used in computing basic earnings per share	24,944,126	27,477,430	25,215,034	27,758,784
Shares used in computing diluted earnings per share	25,243,680	27,911,940	25,521,697	28,234,063

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	September 29, 2019	December 30, 2018
Current assets:
Cash and cash equivalents	$109,955	$115,656
Restricted cash	10,645	10,485
Accounts receivable, net	311,074	283,580
Inventories, net	253,805	250,407
Prepaid expenses	32,044	32,970
Income taxes receivable	5,817	3,495
Total current assets	723,340	696,593
Property, plant and equipment, net	593,225	609,753
Operating lease right-of-use assets	137,918	—
Investment in equity investees	15,953	13,474
Goodwill	180,066	180,297
Intangible assets, net	189,853	212,045
Deferred income taxes	28,737	28,509
Other assets	40,789	37,794
Total assets	$1,909,881	$1,778,465

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$98,983	$96,362
Accrued expenses	172,169	147,345
Income taxes payable	1,581	1,599
Total current liabilities	272,733	245,306
Long-term debt	790,692	796,398
Long-term operating lease liabilities	128,491	—
Deferred income taxes	86,412	82,122
Other liabilities	19,929	32,334
Total liabilities	1,298,257	1,156,160
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 24,848,264 and 25,835,664 shares issued and outstanding as of September 29, 2019, and December 30, 2018, respectively	558,026	575,207
Additional paid-in capital	218,411	218,988
Accumulated deficit	(20,581)	(30,836)
Accumulated other comprehensive loss	(156,153)	(152,919)
Total equity attributable to Masonite	599,703	610,440
Equity attributable to non-controlling interests	11,921	11,865
Total equity	611,624	622,305
Total liabilities and equity	$1,909,881	$1,778,465

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Net income attributable to Masonite	$14,969	$24,796	$43,000	$80,363

Add: Adjustments to net income attributable to Masonite:
Restructuring costs	1,994	—	7,095	—
Asset impairment	—	—	13,767	—
Loss on disposal of subsidiaries	—	—	4,605	—
Loss on disposal of property, plant and equipment related to divestitures	—	—	2,450	—
Loss on extinguishment of debt	14,523	5,414	14,523	5,414
Income tax impact of adjustments	(4,341)	(1,435)	(9,619)	(1,435)
Adjusted net income attributable to Masonite	$27,145	$28,775	$75,821	$84,342

Diluted earnings per common share attributable to Masonite ("EPS")	$0.59	$0.89	$1.68	$2.85
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$1.08	$1.03	$2.97	$2.99

Shares used in computing diluted EPS	25,243,680	27,911,940	25,521,697	28,234,063

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For all periods presented, common shares issuable for stock instruments which would have had an anti-dilutive impact under the treasury stock method have been excluded from the computation of diluted earnings per share.

	Three Months Ended September 29, 2019
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$61,549	$10,645	$13,920	$(10,270)	$75,844
Less (plus):
Depreciation	8,582	2,916	2,566	2,295	16,359
Amortization	377	3,494	2,059	1,124	7,054
Share based compensation expense	—	—	—	3,695	3,695
Loss on disposal of property, plant and equipment	646	57	—	2	705
Restructuring costs	1,761	257	32	(56)	1,994
Interest expense, net	—	—	—	11,909	11,909
Loss on extinguishment of debt	—	—	—	14,523	14,523
Other (income), net of expense	(86)	127	—	(865)	(824)
Income tax expense	—	—	—	4,334	4,334
Net income attributable to non-controlling interest	744	—	—	382	1,126
Net income (loss) attributable to Masonite	$49,525	$3,794	$9,263	$(47,613)	$14,969

	Three Months Ended September 30, 2018
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$53,414	$10,678	$11,228	$(4,559)	$70,761
Less (plus):
Depreciation	7,571	2,612	3,060	2,463	15,706
Amortization	269	3,603	2,343	826	7,041
Share based compensation expense	—	—	—	1,640	1,640
Loss on disposal of property, plant and equipment	43	24	(5)	—	62
Interest expense, net	—	—	—	10,151	10,151
Loss on extinguishment of debt	—	—	—	5,414	5,414
Other (income), net of expense	—	124	—	(1,072)	(948)
Income tax expense	—	—	—	6,151	6,151
Net income attributable to non-controlling interest	644	—	—	104	748
Net income (loss) attributable to Masonite	$44,887	$4,315	$5,830	$(30,236)	$24,796

	Nine Months Ended September 29, 2019
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$178,571	$34,050	$34,312	$(25,877)	$221,056
Less (plus):
Depreciation	27,461	7,652	8,812	8,920	52,845
Amortization	1,263	11,115	6,306	3,296	21,980
Share based compensation expense	—	—	—	8,468	8,468
Loss on disposal of property, plant and equipment	2,097	2,674	146	23	4,940
Restructuring costs	4,954	1,220	518	403	7,095
Asset impairment	13,767	—	—	—	13,767
Loss on disposal of subsidiaries	—	4,605	—	—	4,605
Interest expense, net	—	—	—	34,393	34,393
Loss on extinguishment of debt	—	—	—	14,523	14,523
Other (income), net of expense	—	(47)	2	(2,365)	(2,410)
Income tax expense	—	—	—	14,685	14,685
Net income attributable to non-controlling interest	2,414	—	—	751	3,165
Net income (loss) attributable to Masonite	$126,615	$6,831	$18,528	$(108,974)	$43,000

	Nine Months Ended September 30, 2018
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$162,775	$34,250	$30,886	$(17,450)	$210,461
Less (plus):
Depreciation	22,005	7,490	7,282	6,563	43,340
Amortization	1,045	10,900	6,854	2,152	20,951
Share based compensation expense	—	—	—	8,243	8,243
Loss on disposal of property, plant and equipment	1,048	30	98	1,398	2,574
Interest expense, net	—	—	—	27,981	27,981
Loss on extinguishment of debt	—	—	—	5,414	5,414
Other (income), net of expense	—	306	—	(2,115)	(1,809)
Income tax expense	—	—	—	20,746	20,746
Net income attributable to non-controlling interest	2,505	—	—	153	2,658
Net income (loss) attributable to Masonite	$136,172	$15,524	$16,652	$(87,985)	$80,363